EXHIBIT (10) (ii)

                     REVOLVING CREDIT AND SECURITY AGREEMENT


                                     between

                             nSTOR CORPORATION, INC.
                                   "Borrower"

                                       and

                      FIRST UNION NATIONAL BANK OF FLORIDA
                                     "Bank"


                               Dated: May 29, 1997

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        TABLE OF CONTENTS

1. Definitions                                            1

   1.1. Defined Terms                                     1
   1.2. Financial Terms                                   8

2. Representations and Warranties                         8
   2.1. Valid Existence and Power                         8
   2.2. Authority                                         9
   2.3. Finan     cial Condition                          9
   2.4. Litigation                                        9
   2.5. Agreements, Etc.                                  9
   2.6. Authorizations                                   10
   2.7. Title                                            10
   2.8. Collateral                                       10
   2.9. Location                                         10
   2.10.     Taxes                                       10
   2.11.     Withholding Taxes                           10
   2.12.     Labor Law Matters                           11
   2.13.     Accounts                                    11
   2.14.     Use and Location of Collateral              11
   2.15.     Judgment Liens                              11
   2.16.     Intent and Effect of Transactions           11
   2.17.     Subsidiaries                                11
   2.18.     Hazardous Materials                         11
   2.19.     ERISA                                       12
   2.20.     Investment Company Act                      12
   2.21.     Purpose of Loan                             12

3. The Loan                                              12
   3.1.      Revolving Loan                              12
   3.2.      Limitations on Advances                     13
   3.3. Notice and Manner of Borrowing                   13
   3.4. Calculation of Interest - LIBOR-Based Rate       14
   3.5  Promissory Note; Repayment of Loan               15
   3.6  Fees                                             16
   3.7. Special Loan Account                             16
   3.8. Debit for Interest and Expenses                  17
   3.9. Overdue Amounts                                  17
   3.10.     Sales Tax                                   17
   3.11.     Letters of Credit; Banker's Acceptances     17

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4. Conditions Precedent to Borrowing                     18
   4.1. Conditions Precedent to Initial Advance          18
   4.2. Conditions Precedent to Each Advance             19

5. Covenants of the Borrower                             20
   5.1. Use of Loan Proceeds                             20
   5.2. Maintenance of Business and Properties           20
   5.3. Insurance                                        20
   5.4. Notice of Default                                21
   5.5. Inspections                                      21
   5.6. Financial Information                            21
   5.7. Limitation on Debt                               22
   5.8. Liens                                            22
   5.9. Executive Compensation                           22
   5.10.     Dividends                                   22
   5.11.     Consolidations, Merger, Sales of Assets     23
   5.12.     Investments                                 23
   5.13.     Change in Business                          23
   5.14.     Accounts                                    23
   5.15.     Transactions with Affiliates                23
   5.16.     No Change in Name, Offices; Removal of
             Collateral                                  24
   5.17.     No Sale, Leaseback                          24
   5.18.     Margin Stock                                24
   5.19.     Payment of Taxes, Etc.                      24
   5.20.     Subordination                               24
   5.21.     Compliance; Hazardous Materials             24
   5.22.     Subsidiaries                                24
   5.23.     Compliance with Assignment Laws             24
   5.24.     Further Assurances                          24
   5.25.     Withholding Taxes                           25
   5.26.                                                 25
   Other Covenants                                       25

6. Default                                               25
   6.1. Events of Default                                25
   6.2. Remedies                                         27
   6.3  Receiver                                         27
        6.4. Arbitration                                 27
        6.5. Preservation and Limitation of Remedies     28

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7. Security Agreement                                    28
   7.1. Security Interest                                28
   7.2. Remedies                                         29
   7.3. Power of Attorney                                30
   7.4. Entry                                            30
   7.5. Deposits; Insurance                              30
   7.6. Other Rights                                     30
   7.7. Accounts                                         31
   7.8. Tangible Collateral                              31
   7.9. Waiver of Marshaling                             31
   7.10.     Waiver of Automatic Stay                    31

8. Miscellaneous                                         32
   8.1. No Waiver, Remedies Cumulative                   32
   8.2. Survival of Representations                      32
   8.3. Expenses                                         32
   8.4. Notices                                          32
   8.5. Governing Law                                    33
   8.6. Successors and Assigns                           33
   8.7. Counterparts                                     33
   8.8. No Usury                                         33
   8.9. Powers                                           34
   8.10.     Approvals                                   34
   8.11.     Jurisdiction, Service of Process            34
   8.12.     Multiple Borrowers                          34
   8.13.     Other Provisions                            34
   8.14.     Waiver of Jury Trial                        34

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                   REVOLVING CREDIT AND SECURITY AGREEMENT



THIS AGREEMENT (the "Agreement"), dated as of May   , 1997 between nSTOR
CORPORATION, INC., a Delaware corporation (the "Borrower"), with an office and place of business at 100 Century Boulevard, West Palm Beach, FL 33417 and FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association (the "Bank") with an office and place of business at 77 East Camino Real, 2nd Floor, Boca Raton, FL 33432.


                        W I T N E S S E T H :


In consideration of the premises and of the mutual covenants herein contained and to induce the Bank to extend credit to the Borrower, the parties agree as follows:

1. Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

   1.1. Defined Terms.

          "Account" shall mean any account receivable, including any rights of payment for goods sold or leased or for services rendered, which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance, and in addition includes all property included in the definition of "accounts" as used in the Code, together with any guaranties, letters of credit and other security therefor.

          "Account Debtor" shall mean a Person who is obligated under any Account, Chattel Paper, General Intangible or instrument (as instrument is defined in the Code).

          "Adjusted London Interbank Offered Rate" shall mean on any day a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (a) the London Interbank Offered Rate for such day by (b) 1.00 minus the Euro-Dollar Reserve Percentage.

          "Advance" shall mean an advance of proceeds of the Revolving Loan to the Borrower pursuant to this Agreement, on any given Advance Date.

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          "Advance Date" shall mean the date as of which an Advance is made.

          "Advance Request" shall mean the written request for an Advance under the Revolving Loan as identified in Section 3.3 ("Notice and Manner of Borrowing") hereof.

          "Affiliate" of a named Person shall mean (a) any Person owning 5% more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer or director of such named Person or any Affiliates of the named Person; and (d) any Affiliate of such named Person.

          "Borrowing Base" shall have the meaning set forth in Section 3.2 hereof ("Limitations on Advances").

          "Business Day" shall mean a weekday on which commercial banks are open for business in Jacksonville, Florida.

          "Cash Management Arrangement" shall have the meaning ascribed to it in Section 3.3(b) hereof.

          "Chattel Paper" shall mean all writing or writings which evidence both a monetary obligation and a security interest in or the lease of specific goods and in addition includes all property included in the definition of "chattel paper" as used in the Code, together with any guaranties, letters of credit and other security therefor.

          "Closing" shall mean the date upon which this Agreement and the other Loan Documents are executed and delivered by all of the parties.

          "Code" shall mean the Uniform Commercial Code, as in effect in Florida from time to time.

          "Collateral" means the following property of the Borrower, wherever located and whether now owned by Borrower or hereafter acquired: (a) all Inventory; (b) all General Intangibles; (c) all Accounts and Chattel Paper and any other instrument or intangible representing payment for goods or services;
(d) all Equipment; (e) any other collateral described in Exhibit 1.1A hereto (if any) or in which the Bank may be hereafter granted a security interest or Lien; (f) all funds in the Special Loan Account or otherwise on deposit with or under the control of the Bank or its agents or correspondents; and (g) the Guarantor's Securities; (h) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded records relating to any such Collateral and other rights relating thereto.

          "Collected Balance" shall have the meaning ascribed to it in Section
3.7 hereof.

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          "Debt" shall mean all liabilities of a Person as determined under generally accepted accounting principles and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, and (g) obligations for deposits.

          "Default Rate" shall mean the highest lawful rate of interest per annum specified in the Note to apply after a default under the Note.

          "Eligible Accounts" shall mean all Accounts (valued net of any sales tax included in the invoiced amount, the maximum amount of any discounts or other reductions) of the Borrower payable not more than forty-five (45) days after the date of invoice and as to which the Bank has a first priority perfected security interest subject only to Permitted Liens, but excluding (a) Accounts outstanding for ninety (90) days or more from the date of invoice; (b) all Accounts owed by an Account Debtor if more than twenty-five percent (25%) of the Accounts owed by such Account Debtor (or any Affiliate) to the Borrower are ineligible because they are aged beyond ninety (90) days from date of invoice; (c) Accounts owing from any Affiliate of the Borrower; (d) Accounts owed by a creditor of the Borrower or which are in dispute or subject to any counterclaim, contra-account or offset; (e) Accounts owing by any Account Debtor which is insolvent or generally unable to pay its debts as they become due; (f) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which are subject to repurchase, return, rejection, repossession, loss or damage; (g) Accounts owed by an Account Debtor outside the United States unless such Accounts shall have been insured in a manner in all respects acceptable to the Bank; (h) Accounts owed by the United States of America unless the Borrower shall have complied with the federal Assignment of Claims Act; (i) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale; (j) the total Accounts owed by an Account Debtor and its Affiliates exceeds a credit limit established by the Bank in its reasonable discretion (to the extent of such excess); (k) the Account is evidenced by a note or other instrument, or by Chattel Paper or which has been reduced to judgment; (1) the total Accounts of an Account Debtor and its Affiliates which exceed ten percent (10%) of the total Accounts of the Borrower (to the extent of such excess), excepting that such Accounts may exceed ten percent (10%) of the total Eligible Accounts of the Borrower, but shall not exceed thirty percent (30%) of such total Eligible Accounts for the Borrower's top five (5) Account Debtors established by their credit-worthiness and approved by the Bank (such approval not to be unreasonably withheld, delayed or conditioned) on an Account Debtor by Account Debtor basis (to the extent of any excess); (m) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by the Borrower's creditors or other third parties or which are owed by Account Debtors as to whom any creditor of the Borrower (including any bonding company) has lien rights; and (n) Accounts of the type described in Exhibit 1.1B (if

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any) and other Accounts the validity, collectibility or amount of which is determined in good faith by the Borrower or the Bank to be doubtful. No Accounts shall be Eligible Accounts if any representation, warranties or covenants herein relating thereto shall be in Default.

          "Eligible Inventory" shall mean Inventory consisting of Seagate and Conner hard drive inventory of the Borrower as to which the Bank has a first priority perfected security interest, subject only to Permitted Liens, and which is not, because of damage, age, unmerchantability, obsolescence or any other condition or circumstance, materially impaired in condition, value or marketability in the good faith opinion of the Bank or the Borrower. Advances and advance rates against Inventory will be subject to an appraisal by an outside company and final review and approval by the Bank, such approval not to be unreasonably withheld, delayed or conditioned. No Inventory shall be Eligible Inventory if any representation, warranty, or covenant herein relating to such Inventory is in Default.

          "Equipment" shall mean all furniture, fixtures, equipment, motor vehicles, rolling stock and other tangible property of a Person of every description, except Inventory and in addition includes all property included in the definition of "equipment" as used in the Code.

          "Euro-Dollar Reserve Percentage" shall mean for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on loans is determined or any category of extensions of credit or others assets which includes loans by a non-United States office of the Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

          "Event of Default" shall mean any event specified as such in Section
6.1 hereof ("Events of Default"), provided that there shall have been satisfied all requirements, if any, in connection with such event for the giving of
notice or the lapse of time, or both.   "Default" or "default" shall mean any
of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

          "Fixed Interest Rate" shall mean the fixed rate of interest which may be payable by Borrower at any time and from time to time during the Loan Term, if the Borrower elects to purchase and maintain an interest rate swap ("Swap") with the Bank or another financial institution acceptable to Bank in a notional amount equal to all or any portion of the then outstanding principal balance of the Loan. The Fixed Interest Rate cannot be fixed at Closing, but must be fixed at the time of the Borrower's election pursuant to Section 3.5(b) hereof.

          "General Intangibles" shall mean all intangible personal property (including things in action) except Accounts, Chattel Paper and instruments (as defined in the Code), including all contract rights, copyrights, trademarks, trade names, service marks, patents, patent drawings, designs, formulas, rights to a Person's name itself, customer lists, rights to all prepaid expenses, marketing expenses, rights to receive future contracts, fees, commissions and orders relating in any respect to any business of a Person, all licenses and permits, all computer programs and other software owned by a Person, or which a Person has the right to use, and all rights for breach of warranty or other claims for funds to which a Person may be entitled, and in addition includes all property included in the definition of "general intangibles" as used in the Code.

          "Guarantor" shall mean the Borrower's parent corporation, nSTOR TECHNOLOGIES, INC., a Delaware corporation, any Subsidiary of Borrower and any other Person now or hereafter guaranteeing, pursuant to a Guaranty Agreement, any Indebtedness.

          "Guarantor's Securities" shall mean those securities (i) which are owned by Guarantor; (ii) which have an aggregate value, at all times and from time to time, totaling not in excess of $1,000,000.00; and (ii) which are pledged to, or subject to a Security Agreement in favor of Bank. Guarantor's Securities shall include only (a) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof; (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits, banker's acceptances and repurchase agreements of any commercial bank whose unsecured long term debt obligations are rated at least A-1 by Standard & Poors Corporation or A-3 by Moody's Investors Service, Inc. and having maturities of one (1) year or less from the date of acquisition; (c) commercial paper rated at least A-1 by Standard & Poors Corporation or P-1 by Moody's Investors Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments; and (d) unrestricted marketable securities listed upon the New York, American or NASDAQ stock exchanges as reasonably acceptable to Bank. All of the assets described in subparagraphs (a) through (d) shall be unencumbered by rights of set off or a Lien or Liens.

          "Guaranty Agreement" shall mean any guaranty instrument now or hereafter executed and delivered by any Guarantor to the Bank, as it may be modified.

          "Indebtedness" shall mean all obligations now or hereafter owed to the Bank by the Borrower, under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, sums advanced to pay overdrafts on the "Special Loan Account" or the "Checking Account" (as said terms are defined), reimbursement obligations for outstanding letters of credit or banker's acceptances issued to the account of the Borrower, or its Subsidiaries, pursuant to the terms of this Agreement, amounts paid by the Bank under letters of credit or drafts accepted by the Bank for the account of the Borrower or its Subsidiaries, together with all interest accruing thereon, all reasonable and customary fees, all costs of collection, reasonable attorneys' fees and expenses of or advances by the Bank which the Bank pays or incurs in discharge of obligations of the Borrower or to repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

          "ISDA Master Agreement" shall mean that certain International Swap Dealers Association Master Agreement (with Schedule) and all other reasonable requirements and documents related thereto ("Swap Documents") which may hereafter be executed and delivered by the Borrower.

          "Inventory" means all goods, merchandise and other personal property of a Person which is held for sale or lease or furnished or to be furnished under a contract for services or raw materials, and all work in process and materials used or consumed or to be used or consumed in a Person's business, and in addition, includes all property included in the definition of "inventory" as used in the Code.

          "LIBOR-Based Rate" shall have the meaning ascribed to it in Section
3.4 hereof. The LIBOR-Based Rate shall change from day to day with changes to occur on the date the London Interbank Offered Rate changes on the Telerate Screen Page 3750, or if such rate is not available, by reference to the rate being offered to leading banks.

          "Lien" (collectively "Liens") shall mean any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, financing lease, collateral assignment or other encumbrance, or any segregation of assets or revenues (whether or not constituting a security interest) with respect to any present or future assets, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used.

          "Loan" shall mean the Revolving Loan identified in Section 3.1 hereof ("Revolving Loan").

          "Loan Documents" shall mean this Agreement, any other Security Agreement, any Note, any Guaranty Agreement, the Advance Requests, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified.

          "Loan Maturity Date" shall mean the date which is one (1) calendar year from the Closing or such earlier date as the Bank shall demand payment.

          "Loan Term" shall mean the entire term of the Loan commencing on the Closing and terminating upon the Loan Maturity Date.

          "London Interbank Offered Rate" shall mean the rate per annum designated as the British Bankers' Association settlement rate as of 11:00 A.M. (London time) for one month deposits in Dollars in the London interbank market that appears on the display on Page 3750 (under the caption "USD" of the Telerate Services, Incorporated screen (the "Telerate Screen") (or on such other display as may replace such page on the Telerate Screen at such time) each Euro-Dollar Business Day; provided that if no offered quotations appear on the Telerate Screen or if quotations are not given on the Telerate Screen for such one month period, then the London Interbank Offered Rate shall mean the rate per annum determined by the Bank at which United States Dollars in the amount of $5,000,000.00 are being offered to leading banks in the London interbank market for Dollars deposits at approximately 11:00 A.M. London time two (2) Euro-Dollar Business Days prior to such day for settlement in immediately available funds by leading banks in the London interbank market for a one (1) month period.

          "Maximum Loan Amount" shall mean SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) or such other amount as the Bank may consent to in writing from time to time.

          "Note" shall mean the Revolving Note, as defined in Section 3.1 ("Revolving Loan"), and any other promissory note now or hereafter evidencing any Indebtedness, and all modifications, extensions and renewals thereof.

          "Permitted Debt" shall mean (a) the Indebtedness; and (b) any other Debt listed on Exhibit l.1C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt if, and to the extent, permitted by Exhibit 1.1C; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit; (c) trade payables incurred in the ordinary course of Borrower's business; and (d) such other Debt as the Bank may consent to in writing from time to time.

          "Permitted Liens" shall mean (a) Liens securing the Indebtedness; (b) Liens for taxes and other statutory Liens, landlord's Liens and similar Liens arising out of operation of law (provided they are subordinate to the Bank's Liens on Collateral) so long as the obligations secured thereby are not past due or are being contested as permitted herein; (c) Liens described on Exhibit
1. ID hereto (if any), provided, however, that no debt not now secured by such Liens shall become secured by such Liens hereafter and such Liens shall not encumber any other assets; and (d) such other Liens as the Bank may consent to in writing from time to time.

          "Person" shall mean any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government, or any agency or political subdivision of any government.

          "Prime Rate" shall mean that index rate of interest per annum announced from time to time by the Bank (or its successor) as its "prime rate" or "prime lending rate" (which rate shall not necessarily be the best or lowest rate for any particular type of loan or for loans to any particular class or category of customer). A change in the Prime Rate shall become effective from the beginning of the day on which such change is announced by the Bank.

          "Security Agreement" shall mean this Agreement as it relates to a security interest in the Collateral, and any other mortgage, security agreement, assignment or pledge, or similar instrument now or hereafter executed by the Borrower or other Person granting the Bank a security interest in any Collateral to secure the Indebtedness.

          "Special Loan Account" shall mean the demand deposit account established pursuant to Section 3.7 hereof ("Special Loan Account").


          "Subordinated Debt" shall mean Debt which has been subordinated to the Indebtedness as provided in Section 5.20 hereto.

          "Subsidiary" shall mean any corporation, partnership or other Person in which the Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by the Borrower.

          "Tangible Net Worth" shall mean the consolidated total assets of Borrower and Guarantor minus consolidated total liabilities, excluding Subordinated Debt, after subtracting therefrom the aggregate amount of any intangible assets of Borrower, including, without limitation, goodwill, franchise, licenses, patents, trademarks, trade names, copyrights, service marks and brand names, all as determined by GAAP.

          "Times Interest Earned Ratio" shall mean the ratio of Borrower's EBITDA to total interest on Debt and lease expense, all measured upon a consolidated basis, tested quarterly on a rolling four (4) quarters basis for the trailing four (4) quarters commencing with the fiscal quarter of Borrower beginning on June 1, 1997. "EBITDA" means earnings before interest, taxes, depreciation and amortization, all as determined by generally accepted accounting principles.


     1.2. Financial Terms. All financial terms used herein shall have the meanings assigned to them under generally accepted accounting principles ("GAAP") unless another meanings shall be specified.


2. Representations and Warranties. In order to induce the Bank to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by the Bank to the Borrower:

     2.1. Valid Existence and Power. The Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a material adverse effect on it. The Borrower and each other Person which is a party to any Loan Document (other than the Bank) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally and subject also to the effect of general principles of equity, rules concerning the waiver of rights generally, and subject also to the effect of Code provisions related to the obligation to use good faith, diligence, reasonableness and care and Code provisions respecting the sale or distribution of collateral and the availability of deficiency judgments following such disposition.

     2.2. Authority. The execution, delivery and performance thereof by the Borrower and each other Person (other than the Bank) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

     2.3. Financial Condition. Other than as disclosed in financial statements delivered to the Bank on or prior to the date hereof, or on or prior to the Advance Date of any Advance by the Bank to the Borrower neither the Borrower nor any Subsidiary nor (to the knowledge of the Borrower) any Guarantor has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 2.3 (if any). The Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to the Borrower, such as general economic or industry trends) concerning the conditions or future prospects of the Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to the Bank, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to the Bank.

     2.4. Litigation. Except as disclosed on Exhibit 2.4 (if any), there are no suits or proceedings pending, or to the knowledge of the Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau of agency or public regulatory body against or affecting the Borrower, any Subsidiary or (to the Borrower's knowledge) any Guarantor, or their assets, which if adversely determined would have a material adverse effect on the financial condition or business of the Borrower, such Subsidiary or such Guarantor.

     2.5. Agreements, Etc. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, properties or assets, operations or condition (financial or otherwise) nor, to Borrower's knowledge, is any such Person in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

     2.6. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by the Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and to Borrower's knowledge, it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a material adverse effect on the Borrower or any Guarantor. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

     2.7. Title. The Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. The Borrower alone has full ownership rights in all Collateral.

     2.8. Collateral. The security interests granted to the Bank herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in the Borrower's business.

     2.9. Location. The chief executive office of the Borrower where the Borrower's business records are located is the address designated for notices in Section 8.4 ("Notices") and the Borrower has no other places of business except as shown on Exhibit 2.9 (if any).

     2.10. Taxes. The Borrower and each Subsidiary has filed (or requested extensions of the deadlines[s] for filing) all federal and state income and other tax returns which, to the best knowledge of the Borrower, are required to be filed, and have paid all taxes as shown on said returns and all taxes, including ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither the Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. The Borrower and each Subsidiary has paid all sales and excise taxes payable by it.

     2.11. Withholding Taxes. The Borrower and each Subsidiary has paid all withholding, FICA and other payments required by federal, state or local governments with respect to any wages paid to employees.

     2.12. Labor Law Matters. No goods or services have been or will be produced by the Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

     2.13. Accounts. Each Account, instrument, Chattel Paper and other writing constituting any portion of the Collateral is to the knowledge of the Borrower (a) genuine and enforceable in accordance with its terms, except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) not subject to any defense, setoff, claim or counterclaim of a material nature against the Borrower, except as to which the Borrower has notified the Bank in writing; and (c) not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral, except as to which the Borrower has notified the Bank in writing. Each Account included in any Advance Request, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

     2.14. Use and Location of Collateral. Except to the extent that the relocation or shipping of same shall be required in the ordinary course of Borrower's business, the Collateral is located only, and shall at all times be kept and maintained only, at the Borrower's location or locations in the State of Florida as described in Exhibit 2.9 hereof. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless the Bank has otherwise agreed in writing.

     2.15. Judgment Liens. Neither the Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

     2.16. Intent and Effect of Transactions. This Agreement and the transactions contemplated herein (a) are not made or incurred with intent to hinder, delay or defraud any person to whom the Borrower has been, is now, or may hereafter become indebted; (b) do not render the Borrower insolvent nor is the Borrower insolvent on the date of this Agreement; (c) do not leave the Borrower with an unreasonably small capital with which to engage in its business or in any business or transaction in which it intends to engage; and
(d) are not entered into with the intent to incur, or with the belief that the Borrower would incur, debts that would be beyond its ability to pay as such debts mature.

     2.17.     Subsidiaries.   As of the date of this Agreement, the Borrower
has no Subsidiaries. As of the date of this Agreement, and except as otherwise provided on Exhibit 2.17 hereto, if any, the Guarantor's only Subsidiary is the Borrower.

     2.18. Hazardous Materials. To the Borrower's knowledge, the Borrower's property and improvements thereon have not in the past been used, are not presently being used, and will not in the future be used for, nor does the Borrower or any Subsidiary engage in, the handling, storage, manufacture, disposition, processing, transportation, use or disposal of hazardous or toxic materials except in compliance with applicable laws.

     2.19. ERISA. As of the date of this Agreement, neither the Borrower nor any Subsidiary has any pension, profit-sharing or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than the 401K plan and employee stock option plan presently maintained by the Borrower.

     2.20. Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

     2.21. Purpose of Loan. The purpose of the Loan is to provide working capital for Borrower.

3.   The Loan.

     3.1. Revolving Loan. The Bank shall lend to the Borrower a total principal amount not to exceed the Maximum Loan Amount (the "Revolving Loan") for the purpose described in Section 2.21 above. The Revolving Loan shall be evidenced by and payable in accordance with the terms of a promissory note in the face amount of the Maximum Loan Amount (the "Revolving Note"). The Revolving Note shall evidence the outstanding principal balance of the Loan, as it may change from time to time. Advances under the Revolving Loan shall be subject to the following terms:

          (a) Advances of proceeds of the Revolving Loan shall be limited to the Maximum Loan Amount at any time outstanding;

          (b) Should there occur any overdraft of the Special Loan Account or Checking Account maintained by the Borrower with the Bank, the Bank may, at its option, disburse funds (whether or not in excess of the Maximum Loan Amount) to eliminate such overdraft and such disbursement shall be deemed an Advance of Loan proceeds hereunder entitled to all of the benefits of the Loan Documents. Nothing herein shall be deemed an authorization of or consent to the creation of an overdraft in such Special Loan Account or Checking Account or create any obligations on the part of the Bank;

          (c) All Advances by the Bank to or for the account of the Borrower, whether or not in excess of the Maximum Loan Amount, shall be considered part of the Indebtedness under the Note, shall bear interest as provided in the Note, and shall be entitled to all rights and benefits hereunder and under all other Loan Documents; and

          (d) The Borrower shall not request and the Bank will not be required to consider requests for Advances after the Loan Maturity Date; provided that the Bank may in its discretion extend such date in writing and further provided that the repayment obligations of the Borrower for Advances made by the Bank after such date (as it may be extended) shall be binding on the Borrower and any Guarantor or other persons liable for any Indebtedness to the same extent as obligations with respect to Advances made prior to such date.

     3.2. Limitations on Advances. The outstanding balance of the Revolving Loan may increase and decrease from time to time and Advances thereunder may be repaid and reborrowed, but the total of advances outstanding at any one time under the Revolving Loan shall never exceed the lesser of:

          (a)  The Maximum Loan Amount; and

          (b)  the "Borrowing Base," which shall be calculated by:

               (i) adding (A) a sum equal to seventy-five percent (75%) of the total amount of Eligible Accounts to (B) a sum which is the lesser of a. $1,000,000.00; or b. forty percent (40%) of the lesser of cost or market price of Eligible Inventory of the Borrower; and

               (ii) subtracting from the total obtained under subparagraph
                    3.2(b)(i) above an amount equal to the aggregate amounts described on Exhibit 3.2 (if any).

The Borrower shall immediately pay to the Bank any amount by which the Loan exceeds the Borrowing Base or the Maximum Loan Amount, whichever is less. The Bank may, in its discretion, make, or permit to remain outstanding, Advances to the Borrower in excess of the Borrowing Base and/or the Maximum Loan Amount and all such amounts shall be part of the Loan and Indebtedness, shall bear interest as provided in the Note, shall be payable on demand and shall be entitled to all rights and security provided for herein, in the Guaranty, the Security Agreement and all other Loan Documents.

     3.3. Notice and Manner of Borrowing.

          (a) Except as otherwise provided in subparagraph 3.3(b) hereof, the following procedure will be used for disbursement of proceeds of the Revolving Loan. The Borrower shall deliver a written and signed Advance Request to the Bank not later than 12:00 noon, Jacksonville time, on the Business Day of the proposed Advance Date, in the form attached hereto as Exhibit 3.3, setting forth the amount of the requested Advance, setting forth the Eligible Accounts and Eligible Inventory of the Borrower (together with other components of the Borrowing Base) and a reconciliation from the previous Advance Request (or monthly report), specifying the date (which shall be a Business Day), and the amount of the proposed Advance of proceeds, and providing such other information as the Bank may require.

          (b) So long as there does not exist a Default or Event of Default, in lieu of any advance procedure otherwise set forth in this Section 3.3 (or elsewhere in this Agreement), Borrower may borrow automatically under the Revolving Loan pursuant to a "Cash Management Arrangement" for so long as such service is made available by Bank. The Cash Management Arrangement will operate as follows:

     (i) Borrower will maintain with Bank a commercial checking account (the "Checking Account") from which Borrower's drawings on its checking accounts with the Bank will be funded;

     (ii) Bank will automatically fund (rounded up to the nearest $1,000), as an Advance under the Revolving Loan, any checks drawn by the Borrower against the Checking Account to the extent there are inadequate Collected Balances in the Checking Account;

     (iii) Any excess Collected Balances in the Checking Account at the conclusion of each Business Day will be used to repay principal and earned interest on the Loan.

          (c) To the extent there are any Collected Balances in the Checking Account at the end of any Business Day after repayment of the Loan as provided in subparagraph 3.3.(b) immediately above, such funds shall be (i) if Borrower has entered into an "Investment Agreement" with Bank, be invested as provided in the Investment Agreement, and (ii) if Borrower has not entered into such Investment Agreement, remain as uninvested funds in the Checking Account until the following Business Day for use as provided above.

     3.4. Calculation of Interest - LIBOR-Based Rate.

          (a) The interest rate ("LIBOR-Based Rate") for the Loan shall be for any day, the sum of

               (i)  the Adjusted London Interbank Offered Rate for such day;
                    plus

               (ii) two hundred thirty-seven and one-half (237.5) basis points or two and three-eighths percent (2 3/8%) at any time and from time to time when the Borrower's Times Interest Earned Ratio is greater than 3.50:1.0; or

               (iii)two hundred fifty (250) basis points or two and
                    one-half percent (2 1/2%) at any time and from time to time when the Borrower's Times Interest Earned Ratio is greater than 3.25:1.0; or

               (iv) two hundred sixty-two and one-half  (262.5) basis points or two and five-eighths percent (2 5/8%) at any time and from time to time when the Borrower's Times Interest Earned Ratio is greater than 3.0:1.0; or

               (v) two hundred seventy-five (275) basis points or two and three quarters percent (2 3/4%) at any time and from time to time when the Borrower's Times Interest Earned Ratio is greater than 2.75:1.0; or

               (vi) two hundred eighty-seven and one-half (287.5) basis points or two and seven-eighths percent (2 7/8%) at any time and from time to time when the Borrower's Times Interest Earned Ratio is greater than 2.50:1.0; or

               (vii)three hundred (300) basis points or three percent (3%)
                    at any time and from time to time when the Borrower's Times Interest Earned Ratio is less than 2.50:1.0.

          (b) Calculation of Interest. All interest under the Note or hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed in an interest period (actual/360 method), unless the Bank shall otherwise elect.

          (c) Determination and Notice - LIBOR-Based Rate. The Bank shall determine (which determination absent manifest error, shall be final and conclusive) the LIBOR-Based Rate which shall be applicable to the Loan and shall promptly give notice thereof to the Borrower from time to time. The outstanding principal balance of the Note as of any day shall be the outstanding principal balance as of the beginning of the day (exclusive of interest), and less any payments of principal credited to the Special Loan Account on that day.

          (d) Nonpayment. Any payment of principal or interest or both not made when due, shall itself bear interest on the principal and interest amount of the payment at the Default Rate, as defined in the Note, commencing on the due date, until payment. After the Loan Maturity Date, or after a Default under the Note or the occurrence of an Event of Default hereunder or under the Note or any other Loan Document, interest shall accrue on the entire outstanding balance of the Loan at the Default Rate as defined in the Note.

     3.5  Promissory Note; Repayment of Loan.

          (a) Repayment at LIBOR-Based Rate. The Loan shall be evidenced by and repaid in accordance with that certain promissory note in a principal
amount not to exceed the Maximum Loan Amount (the "Note").    During the Loan
Term, Borrower shall pay consecutive monthly payments of interest only at the LIBOR-Based Rate or the Fixed Interest Rate, as the case may be, upon all principal sums from time to time advanced and outstanding under the Loan, each of which will be due upon the first day of each month and all balances of principal and interest and all unpaid fees and costs shall be due and payable upon the Loan Maturity Date.

          (b) Repayment at Fixed Interest Rate. At any time and from time to time during the Loan Term, the Borrower may elect to obtain a Fixed Interest Rate by purchasing and maintaining an interest rate swap with the Bank or another financial institution acceptable to the Bank, in a notional amount equal to all or any portion of the then outstanding principal balance of the Loan. Such election by Borrower shall be made by written notice to the Bank and within thirty (30) days thereafter, Borrower shall execute and deliver an ISDA Master Agreement and the Swap Documents which shall be effective as Loan

Documents from and after the execution thereof. In the event that the ISDA Master Agreement definitions of LIBOR terms are different from those expressed or defined in this Agreement or if the methods for calculating the LIBOR-Based Rate is different in the ISDA Master Agreement, then the ISDA Master Agreement shall control upon the execution and deliver thereof. All fees, charges and expenses related to the preparation, execution, delivery and administration of any ISDA Master Agreement and the Swap Documents shall be paid by the Borrower.

          (c) Prepayment. The Note may be prepaid in whole or in part at any time without premium or penalty. Prepayments shall be credited first to accrued and unpaid interest and then to principal and to periodic amortization payments in the inverse order of their maturity; provided that

               (i) Borrower acknowledges and agrees that the Loan Fee has been earned by Bank and is non-refundable notwithstanding any prepayment of the Loan.

               (ii) Prepayment in whole or in part of the Loan shall not
                    require satisfaction of any Security Agreement covering the Loan so long as the ISDA Master Agreement or Swap Documents remain in effect and Borrower's obligations thereunder remain unfulfilled.

     3.6  Fees.

          (a) Loan Fee. As consideration for the Loan, the Borrower shall pay to the Bank a Loan Fee in the sum of TWENTY-EIGHT THOUSAND AND NO/100 DOLLARS ($28,000.00), which shall be due and payable at the Closing.

          (b)  Non-Use Facility Fee.   During the Loan Term, the Borrower shall
pay to the Bank a Facility Fee on the unused portion of the Loan (the "Facility Fee") equal to one-eighth of one percent (1/8 of 1%) per annum computed on the average daily amount of the difference between the Maximum Loan Amount and the amount of Advances then outstanding under the Loan. The Facility Fee shall be due and payable quarterly in arrears on the 15th days of August, November, February and May during the Loan Term, payable for the quarter ending on the last day of the preceding month.

     3.7. Special Loan Account. The Borrower shall establish and maintain with the Bank, during the term of the Loan, a demand deposit account (the "Special Loan Account") into which the Borrower shall deposit, as received, all proceeds from the sale of Inventory and collection of Accounts and other Collateral in the form of checks, drafts, cash or the like, and all such proceeds shall constitute Collateral. The Bank shall debit collected funds from the Special Loan Account and apply the balance thereof ("Collected Balance") against the outstanding principal balance of the Revolving Note (and earned interest thereon) on or after the Business Day following the Business Day of deposit. The Bank may, but shall not be required to, apply to the Loan any amounts represented by uncleared checks, subject to collection. Unless the Bank shall agree to other arrangements, the Borrower shall direct (by instruction on invoices and otherwise) all Account Debtors to make payments to a designated post office box under the control of the Bank, which payments shall be deposited directly into the Special Loan Account. The Borrower shall pay the Bank's reasonable fees and charges in connection with such lock-box arrangement.

     3.8. Debit for Interest and Expenses. The Bank may debit the Special Loan Account and/or make Advances to the Borrower (whether or not in excess of the Maximum Loan Amount and/or the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which the Bank may be entitled from time to time pursuant to the terms of this Agreement and the Bank is hereby irrevocably authorized to do so without consent of the Borrower.

     3.9. Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate.

     3.10. Sales Tax. The Borrower shall notify the Bank if any Account includes any sales or other similar tax and, if not paid by the Borrower prior to the date upon which the same shall become delinquent, the Bank may, but shall not be obligated to, remit any such taxes directly to the taxing authority and make Advances or charge the Special Loan Account therefor. In no event shall the Bank be liable for any such taxes.

     3.11.     Letters of Credit; Banker's Acceptances.

          (a) At its discretion the Bank may from time to time issue, extend or renew letters of credit and banker's acceptances for the account of the Borrower or its Subsidiaries; provided that the aggregate face amount of all letters of credit and/or banker's acceptance shall never exceed more than FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) at any one time outstanding. The availability of Advances under the Revolving Loan shall be reduced by outstanding obligations of the Bank under any letters and banker's acceptances. All payments made by the Bank under any such letters of credit or banker's acceptances (whether or not the Borrower is the account party or drawer) and all fees, commissions, discounts and other amounts owed or to be owed to the Bank in connection therewith, shall be deemed to be Advances under the Revolving Note, shall be secured by the Collateral, and shall be repaid on demand. The Borrower shall complete and sign such applications and supplemental agreements and provide such other documentation as the Bank may require. The form and substance of all letters of credit and acceptances, including expiration dates, shall be subject to the Bank's approval. The Bank may charge a fee or commission for issuance, renewal or extension of a letter of credit or acceptance. The Borrower unconditionally guarantees all obligations of any Subsidiary with respect to letters of credit issued by the Bank for the account of such Subsidiary and all acceptances of any Subsidiaries' drafts. If the Bank should demand payment of the Revolving Loan, the Borrower shall, on demand, deliver to the Bank good funds equal to 100% of the Bank's maximum liability under all outstanding letters of credit and banker's acceptances, to be held as cash collateral for the Borrower's reimbursement obligations and other Indebtedness.

          (b) In order to induce Bank to issue letters of credit and banker's acceptances, the Borrower agrees that neither Bank nor its correspondents or agents shall be liable or responsible for, and the Borrower's unconditional obligation to reimburse Bank for the obligations shall not be affected by, any event or circumstance, including without limitation: (i) the validity, enforceability, genuineness or sufficiency of documents or of any endorsement thereon existing in connection with any letter of credit or banker's acceptance, even if such documents should in fact prove in any or all respects to be invalid, unenforceable, insufficient, fraudulent or forged; (ii) any breach of contract or other dispute between the Borrower and any beneficiary of a letter of credit or holder of a draft accepted by the Bank; (iii) payment by the Bank upon presentation of a draft or documents which do not comply in any respect with the terms of such letter of credit or draft; (iv) loss of or damage to any collateral; (v) the invalidity or insufficiency of any endorsements: (vi) delay in giving or failure to give notice of arrival or any other notice; (vii) failure of any instrument to bear any reference or adequate reference to the letter of credit or draft or to documents to accompany any instrument at negotiation; or (viii) failure of any person to note the amount of any payment on the reverse of the letter of credit or to surrender to or take up the letter of credit or draft or to forward documents in the manner required by the letter of credit or draft; or (ix) any other matter whatsoever excepting only with respect to each of the foregoing items the gross negligence (or negligence as to (iii) above) or willful misconduct of the Bank or its agent. The Borrower agrees that any action taken or permitted to be taken by the Bank or its agent under or in connection with any letter of credit or banker's acceptance, including related drafts, documents, or property, unless constituting gross negligence or willful misconduct (or negligence as to (iii) above) on the part of the Bank or its agent, shall be binding on the Borrower and shall not create any resulting liability to the Borrower on the part of the Bank or its agent. The Borrower will immediately examine (a) a copy of the letter of credit (and any amendments thereof) or draft sent to it by the Bank or its agent, and the Borrower will immediately notify the Bank in writing of any claim or irregularity.

          (c) Any letter of credit issued hereunder shall be governed by the Uniform Customs of Practice for Documentary Credit (1983 Rev.), International Chamber of Commerce Publication No. 400, as revised from time to time, except to the extent that the terms of such publication would limit or diminish rights granted the Bank hereunder or in any other Loan Document.

4. Conditions Precedent to Borrowing. Prior to any Advance of the proceeds of any Loan, the following conditions shall have been satisfied, in the reasonable opinion of the Bank and its counsel:

     4.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, the Bank will not make the initial Advance under the Revolving Loan unless and until the following conditions shall have been satisfied:

          (a) Loan Documents. The Borrower and each other party to any Loan Documents, as applicable, shall have executed and delivered this Agreement, the Note, and other required Loan Documents, all in form and substance reasonably satisfactory to the Bank.

          (b) Supporting Documents. The Borrower shall cause to be delivered to the Bank the following documents:

     (i) A copy of the governing instruments of the Borrower and the Guarantor and a good standing certificate of the Borrower and the Guarantor, certified by the appropriate official of its state of incorporation and the State of Florida, if different;

     (ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate Persons) of the Borrower and each other Person executing any Loan Documents authorizing the execution, delivery and performance of the Loan Documents; and

     (iii) UCC-1 searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than the security interests of the Bank and the Permitted Liens.

          (c) Insurance. The Borrower shall have delivered to the Bank satisfactory evidence of insurance meeting the requirements of Section 5.3 ("Insurance").

          (d) Perfection of Liens. UCC-1 financing statements and, if applicable, certificates of title covering the Collateral executed by the Borrower shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by this Agreement and any other Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of this Agreement, the Security Agreement and the financing statements shall duly have been paid.

          (e) Subordinations. The Bank shall have received subordinations satisfactory to it from (i) all lessors that might have landlord's Liens on any Collateral and (ii) all Guarantors and Affiliates as required by Section
5.20 ("Subordination").

          (f) Additional Documents. The Borrower shall have delivered to the Bank all additional opinions, documents, certificates and other assurances that the Bank or its counsel may reasonably require.

     4.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request:

          (a) Advance Request. The Borrower shall have delivered to the Bank an Advance Request and other information or drawn upon the Checking Account under the Cash Management Arrangement, as required under in Section 3.3 ("Notice and Manner of Borrowing").

          (b) No Default. No Default shall have occurred and be continuing or will occur upon the making of the Advance in question and the Borrower shall have delivered to the Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

          (c)  Correctness of Representations.   To the extent that, pursuant
to the terms of this Agreement, the same shall be deemed to have been restated again as of the Advance Date in question, all such representations and warranties made by the Borrower and Guarantor herein or otherwise in writing in connection herewith shall be true and correct with the same effect as though such representations and warranties had been made on and as of the proposed Advance Date, and the Borrower shall have delivered to the Bank an officer's certificate to such effect, which may be incorporated in the Advance Request.

          (d) No Adverse Change. There shall have been no material adverse change in the condition, financial or otherwise, of the Borrower or Guarantor from such condition as it existed on the date of the most recent financial statements of such Person delivered prior to date hereof.

          (e) Periodic Report. The Bank shall have received a current Accounts Receivable Report and a current Inventory Report (as required by
Section 5.6 ("Financial Information") sufficient in form and substance to calculate and verify the Borrowing Base.

          (f) Further Assurances. The Borrower shall have delivered such further documentation or assurances as the Bank may reasonably require.

5. Covenants of the Borrower. The Borrower, for itself, and, where explicitly indicated below, on behalf of the Guarantor, covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, unless the Bank shall otherwise consent in writing, the Borrower and each Subsidiary:

     5.1. Use of Loan Proceeds. Shall use the proceeds of the Loan only for the commercial purposes permitted herein or otherwise permitted by the Bank and furnish the Bank all evidence that it may reasonably require with respect to such use.

     5.2. Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

     5.3. Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by the Bank and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies reasonably satisfactory to the Bank. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by the Bank, such approval not to be unreasonably withheld, delayed or conditioned, shall name and directly insure the Bank as secured party and loss payee under a long-form New York standard loss payee clause, or its equivalent, and shall not be terminable except upon 30 days' written notice to the Bank. The Bank hereby approves the Borrower's current insurers, and the amounts and co-insurance and deductible provisions of Borrower's existing insurance policies.

     5.4. Notice of Default. Borrower and Guarantor shall provide to the Bank immediate notice of (a) the occurrence of a Default, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance having a material adverse effect on any Collateral, and (g) any loss or threatened loss of material licenses or permits.

     5.5. Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto, at such times and in such manner as may be reasonably required by the Bank and shall further permit such inspection, review and audits of its other records and its properties (with reasonable frequency and at reasonable times) by the Bank as the Bank may reasonably deem necessary or desirable from time to time. The reasonable costs of semi-annual audit reviews shall be borne by the Borrower.

     5.6. Financial Information. Borrower and Guarantor shall maintain books and records in accordance with generally accepted accounting principles and shall furnish to the Bank the following periodic financial information:

          (a) Periodic Borrowing Base Reports. Within fifteen days of the end of each month (or more frequently if required by the Bank for good cause), (i) a report listing Accounts and all Eligible Accounts of the Borrower as of the last Business Day of such month (the "Accounts Receivable Report") which shall include the amount and age of each Account, the name and mailing address of each Account Debtor and such other information as the Bank may reasonably require in order to verify the Eligible Accounts, all in reasonable detail and in form reasonably acceptable to the Bank and (ii) a report listing all Inventory and all Eligible Inventory of the Borrower as of the last Business Day of such month, the cost and market price thereof, and such other information in such detail as the Bank may reasonably require relating thereto, all in form reasonably acceptable to the Bank (the "Inventory Report");

          (b) Monthly Reports. Within thirty (30) days after the end of each calendar month, profit and loss statement, statement of cash flows, Borrowing Base certification, an income statement and a balance sheet prepared in accordance with generally accepted accounting principles, as at the end of any for such month and year-to-date, each certified by the chief financial officer or president of the Borrower as fairly presenting the financial condition of the Borrower as at the dates(s) indicated;

          (c) Financial Statements. Audited financial statements reflecting Borrower's and Guarantor's operations, on a consolidated basis, including, without limitation, a balance sheet, profit and loss statement and statement of cash flows, all with supporting schedules and prepared in accordance with generally accepted accounting principles by independent certified public accountants of recognized standing selected by the Borrower and reasonably satisfactory to the Bank, it being understood and agreed that Borrower's current accountants are satisfactory to the Bank;

          (d) No Default Certificates. Together with each report required by subparagraph (b) and (c), shall submit a certificate of its president or chief financial officer that no Default or Event of Default then exists or if a Default or Event of Default exists, the nature and duration thereof and the Borrower's intention with respect thereto, and in addition, shall cause the Borrower's independent auditors (if applicable) to submit to the Bank, together with its audit report, a statement that, in the course of such audit, it discovered no circumstances which it believes would result in a Default or Event of Default or if it discovered any such circumstances, the nature and duration thereof.

Since the Borrower is a wholly-owned Subsidiary of the Guarantor, the financial statements required above may be in consolidated and/or consolidating form for the Guarantor and Borrower required by generally accepted accounting principles to be consolidated for financial reporting purposes. In addition to the financial statements required herein, the Bank reserves the right, which shall be exercised by the Bank in good faith to require other or additional financial or other information concerning the Borrower, the Guarantors and/or the Collateral.

     5.7. Limitation on Debt.   Intentionally omitted.

     5.8. Liens. Shall not create or permit to exist any Liens on any of its property except Permitted Liens.

     5.9. Executive Compensation. Shall not make loans or advances, excepting ordinary course of business travel and expense advances, to any of its officers, directors or shareholders, which total more than ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) or twenty percent (20%) of the net income of Borrower, in the aggregate. Borrower shall not increase the total compensation paid to officers and directors, either directly or indirectly, during any fiscal year by more than twenty-five percent (25%).

     5.10. Dividends. Shall not pay or declare any dividends (other than stock dividends) or other distributions or purchases, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Subordinated Debt unless, after giving effect thereto, there shall be no Default hereunder and all accrued taxes and debt service have been paid for the fiscal year.

     5.11. Consolidations, Merger, Sales of Assets Shall not (a) dissolve or liquidate or become a party to any merger or consolidation; (b) sell, assign, pledge or otherwise transfer more than fifty percent (50%) of its outstanding stock or voting power in a single transaction or a series of transactions, or substantially all of Borrower's property, assets or business, or a material portion (ten percent (10%) or more) thereof if such a sale is outside Borrower's ordinary course of business; or (c) acquire by purchase, lease or otherwise substantially all of the property, assets or business of or more than fifty percent (50%) of the outstanding stock or voting power of any other Person; provided, however, that the foregoing shall not operate to prevent: (i) mergers or consolidations of any Subsidiary into Borrower or a sale, transfer or lease of assets by any Subsidiary to Borrower; or (ii) a merger of any corporation or Person into Borrower so long as Borrower shall be the surviving or continuing corporation and, after giving effect to such transaction (x) Borrower shall be in full compliance with the terms of this Agreement; and (y) the management of Borrower shall be substantially unchanged.

     5.12. Investments. Shall not hold any stock, securities, or evidence of indebtedness of any other Person; except (a) investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks having a Tier 1 capital ratio of not less than six percent (6%) and then in an amount not exceeding ten percent (10%) of the issuing bank's unimpaired capital and surplus without prior written approval by Bank; and (b) a newly created Subsidiary of Borrower which shall (i) be capitalized by Borrower; (ii) issue at least seventy-five percent (75%) of its issued and outstanding voting Stock to Borrower; (iii) consolidate its tax returns and financial statements with Borrower; (iv) be formed to enter and operate a computer memory business; and (v) guarantee the Revolving Loan.

     5.13. Change in Business. Shall not enter into any business which is substantially different from the business or businesses in which it is presently engaged.

     5.14. Accounts. (a) shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and
(b) shall notify the Bank promptly in writing with any discount, offset or other deductions not shown on the face of an Account invoice and any dispute in excess of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00) for any individual Account or in excess of TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) in the aggregate for all Accounts, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations.

     5.15. Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in, after written notice to the Bank, if upon terms not less favorable to the Borrower or such Subsidiary than if no such relationship existed. Any such

Affiliate may be a director, officer, employee of the Borrower or any Subsidiary, subject to the limitations on compensation contained in this section and elsewhere in this Agreement.

     5.16. No Change in Name, Offices; Removal of Collateral. Shall not, unless it shall have given sixty (60) days' advance written notice thereof to the Bank, (a) change its name or the location of its chief executive office or other office where books or records are kept or (b) permit any Inventory or other tangible Collateral to be located at any location other than as specified in Section 2.9. ("Location").

     5.17. No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

     5.18. Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

     5.19. Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except that the Bank shall not unreasonably withhold its consent to nonpayment of debts and taxes being actively contested in good faith in accordance with law (provided that the Bank may require reasonable bonding or other assurances).

     5.20. Subordination. Shall cause all Debt and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Indebtedness in accordance with subordination agreements reasonably satisfactory to the Bank.

     5.21. Compliance; Hazardous Materials. Shall comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by the Bank, neither the Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, except in compliance with applicable laws and regulations.

     5.22. Subsidiaries. Except as contemplated by Section 5.12(b) hereof, Borrower and Guarantor shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent.

     5.23. Compliance with Assignment Laws. Shall if required by the Bank comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

     5.24. Further Assurances. Borrower and Guarantor shall take such further action and provide to the Bank such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

     5.25. Withholding Taxes. Shall pay as and when due all employee withholding, FICA and other payments required by federal, state and local governments with respect to wages paid to employees.

     5.26. Other Covenants. Shall comply with such additional covenants as may be set forth in Exhibit 5.26 hereto.

6.   Default.

     6.1. Events of Default. Each of the following shall constitute an Event of Default:

          (a) Any representation or warranty made by the Borrower or any other party to any Loan Document (other than the Bank) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

          (b) There shall occur any default by the Borrower in the payment, when due, of any principal of or interest on the Note, any amounts due hereunder or any other Loan Document or any other Indebtedness (not cured within any grace period provided in such Note or in the document or instrument evidencing such Indebtedness); or

          (c) There shall occur any default by the Borrower or any Subsidiary or Guarantor in the performance of any agreement, covenant or obligation contained in this Agreement or any other Loan Document not provided for elsewhere in this Section 6 and such default is not cured within any grace period provided in this Agreement or such other Loan Document; or

          (d) Any other obligation now or hereafter owed by the Borrower or any Subsidiary or Guarantor to the Bank shall be in default and shall not be cured within any period of grace provided therein or any such Person shall be in default under any obligation in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) owed to any other obligee, which default entitles the obligee to accelerate any such obligations or exercise other remedies with respect thereto; or

          (e)  The Borrower or any Subsidiary of Borrower or Guarantor shall
(i) voluntarily liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (ii) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

          (f) Without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of Borrower, Guarantor or any Subsidiary any remedy under the federal Bankruptcy Code, the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of such Person, or of all or any substantial part of the assets of such Person, or other like relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or

          (g) Any security interest or Lien of the Bank hereunder or under any other Security Agreement shall not constitute a perfected security interest of first priority in the Collateral thereby encumbered, subject only to Permitted Liens; or

          (h) There shall occur any material loss, theft, damage or destruction of any of the Collateral, which loss is not fully insured; or

          (i) A judgment in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) shall be rendered against the Borrower or any Subsidiary or Guarantor and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than TWENTY-FIVE THOUSAND AND NO/100 ($25,000.00) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of the Borrower, any Subsidiary or any Guarantor by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

          (j) The Borrower, any Subsidiary or any Guarantor shall fail to pay, on demand, any returned or dishonored draft, check, or other item which has been deposited to the Special Loan Account or otherwise presented to the Bank and for which the Borrower has received provisional credit; or

          (k)  Any Guarantor shall repudiate or revoke any Guaranty Agreement;
or

          (l)  Intentionally omitted; or

          (m) nStor Technologies, Inc. shall cease to control, with sole power to vote, at least eighty percent (80%) of each class of voting stock or other equity or income interests of the Borrower;

     Notwithstanding anything to the contrary contained in this Section 6.1 or in any other provision of this Agreement or in any other provision of any other Loan Document, it is expressly understood and agreed that no non-monetary

Default hereunder or thereunder shall be deemed to have become and/or matured into an Event of Default unless and until the Bank shall have given written notice of such non-monetary default to Borrower and nStor Technologies, Inc. (which notice shall be complete upon hand or overnight delivery or upon facsimile delivery or mailing by certified mail, return receipt requested) and the Borrower and/or Guarantor shall fail to cure or remedy such non-monetary default prior to the expiration of fifteen (15) days; provided, however, that if the alleged non-monetary Default in question shall not reasonably be susceptible of cure within such fifteen (15) day period, then, provided that Borrower and/or Guarantor shall have commenced good faith efforts to cure such Default within such fifteen (15) day period and shall be diligently prosecuting such cure to completion, the grace period within which such non-monetary Default must be completed shall be extended for such additional period of time as shall be reasonably necessary to achieve such cure.

THE FOREGOING ENUMERATION OF EVENTS OF DEFAULT NOTWITHSTANDING, NOTHING HEREIN SHALL BE DEEMED TO LIMIT, RESTRICT, IMPAIR OR DIMINISH THE ABSOLUTE RIGHT OF THE BANK TO DEMAND PAYMENT OF THE REVOLVING LOAN IN FULL, AT ANY TIME, WITHOUT CAUSE.

     6.2. Remedies. If any Default shall occur, the Bank may, without notice to the Borrower, at its option, withhold further Advances to the Borrower of proceeds of the Loans. Should (a) any Event of Default under Sections 6.1(g),
(h), (k) or (l) occur and not be cured within thirty (30) days following delivery of written notice thereof by the Bank to the Borrower (which notice shall be complete upon hand or overnight delivery or upon facsimile delivery or mailing by certified mail, return receipt requested) or (b) any other Event of Default occur, the Bank may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), bring suit against the Borrower to collect the Indebtedness, exercise any remedy available to the Bank hereunder and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of the Bank to exercise any other remedies.

     6.3 Receiver. In addition to any other remedy available to it, the Bank shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of the Borrower and any costs and expenses incurred by the Bank in connection with such receivership shall bear interest at the Default Rate and shall be secured by all Collateral.

     6.4. Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or related to this Agreement and other Loan Documents ("Disputes") between or among parties to this Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Agreement.

          Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

     6.5. Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set off, and peaceful possession of personal property; and
(iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

          Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

7.   Security Agreement.

     7.1. Security Interest.

          (a) As security for the payment and performance of any and all of the Indebtedness and the performance of all other obligations and covenants of the Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by the Borrower to the Bank, the Borrower hereby pledges to the Bank and gives the Bank a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of the Borrower in and to the Collateral, whether now owned or hereafter acquired by the Borrower.

          (b) Except as herein or by applicable law otherwise expressly provided, the Bank shall not be obligated to exercise any degree of care (other than ordinary care to prevent damage or destruction of such Collateral due to gross negligence or willful misconduct on the part of the Bank's agents and/or employees) in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and the Borrower agrees to take such steps. In any case the Bank shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as the Borrower may have reasonably requested the Bank to take and the Bank's omission to take any action not requested by the Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by the Bank of specified items of Collateral against any liability of the Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of the Bank's options, powers or rights under this Agreement or otherwise arising.

          (c) Following the occurrence and during the continuance of an Event of Default, the Bank may at any time and from time to time, with or without further notice to the Borrower, (i) transfer into the name of the Bank or the name of the Bank's nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to the Bank of any amounts due or to become due thereon and (iii) receive and after a default direct the disposition of any proceeds of any Collateral.

     7.2. Remedies.

          (a) If an Event of Default shall have occurred and be continuing, without waiving any of its other rights hereunder or under any other Loan Documents, the Bank shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by the Bank, the Borrower will promptly assemble the Collateral and make it available to the Bank at a place to be designated by the Bank. The Borrower agrees that any notice by the Bank of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to the Borrower if the notice is mailed to the Borrower by registered mail return receipt requested, postage prepaid, at least ten (10) days before the action to be taken. The Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

          (b) If an Event of Default shall have occurred and be continuing, the Bank may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel paper or for proceeds of any Collateral

(either in the Borrower's name or the Bank's name at the latter's option), with the right (which shall be exercised by the Bank in good faith and in a commercially reasonable manner) to enforce, compromise, settle or discharge any such amounts. The Borrower appoints the Bank as the Borrower's attorney-in-fact, such appointment to become effective only after the occurrence and during the continuance of an Event of Default, to endorse the Borrower's name on all checks, commercial paper and other instruments pertaining to Collateral or proceeds.

     7.3. Power of Attorney. The Borrower authorizes the Bank at the Borrower's expense to file any financing statements relating to the Collateral (without the Borrower's signature thereon) which the Bank deems appropriate and the Borrower irrevocably appoints the Bank as its attorney-in-fact to execute any such financing statements in the Borrower's name and to perform all other acts which the Bank deems appropriate to perfect and to continue perfection of the security interest of the Bank. The Borrower hereby appoints the Bank as the Borrower's attorney-in-fact, such appointment to become effective only after the occurrence and during the continuance of an Event of Default, to endorse, present and collect on behalf of the Borrower and in the Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts which the Borrower may be owed.

     7.4. Entry. The Borrower hereby irrevocably consents to any commercially reasonable act by the Bank or its agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) taking possession of the Collateral and the Borrower hereby waives its right to assert against the Bank or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

     7.5. Deposits; Insurance. Upon the occurrence and continuance of an Event of Default, the Borrower authorizes the Bank to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints the Bank as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

     7.6. Other Rights. Following the occurrence and during the continuance of an Event of Default, the Borrower authorizes the Bank without affecting the Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any part thereof, and in good faith and in a commercial reasonable manner, to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any part thereof and, in good faith and in a commercial reasonable manner, to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as the Bank in its sole discretion (which shall be exercised in a commercial reasonable manner may determine.

     7.7. Accounts. Following the occurrence and during the continuance of any Event of Default, the Bank may notify any Account Debtor of the Bank's security interest and may direct such Account Debtor to make payment directly to the Bank for application against the Indebtedness. Any such payments received by or on behalf of the Borrower at any time, after the occurrence and during the continuance of any Event of Default, shall be the property of the Bank, shall be held in trust for the Bank and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of the Borrower in an account with the Bank) and shall be immediately delivered to the Bank in the form received. The Bank shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

     7.8. Tangible Collateral. Except as otherwise provided herein or agreed to in writing by the Bank, no Inventory or other tangible collateral shall be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral. Upon the occurrence of any Event of Default, the Borrower shall, upon the request of the Bank, promptly assemble all tangible Collateral for delivery to the Bank or its agents. No tangible Collateral shall be allowed to become a fixture unless the Bank shall have given its prior written authorization. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, it is understood and agreed that prior to the occurrence of an Event of Default, all Liens and security interests of the Bank in respect of Borrower's Inventory shall be deemed to have been released as provided in the Code, Section 679.307, without need of any further action by or documentation from the Bank, upon the sale of such Inventory in the ordinary course of Borrower's business and no purchaser in the ordinary course of any of such Inventory shall be required to inquire further with respect thereto. Accordingly, any and all financing statements or the like which shall be filed in connection with the creation or perfection of such Liens and/or security interests shall contain the following statement:

     "The security interest described herein continues in all collateral described in this Financing Statement (except goods sold as provided in Section 679.307 Florida Statutes), notwithstanding sale, exchange or other disposition thereof by Debtor; sale, exchange or other disposition of said collateral is NOT otherwise authorized by Secured party in the security agreement or otherwise."



     7.9. Waiver of Marshaling. The Borrower hereby waives any right it may have to require marshalling of its assets.

     7.10. Waiver of Automatic Stay. The Borrower hereby waives the application of the automatic stay of enforcement provided in Section 362 of the United States Bankruptcy Code and agrees that the Bank may proceed with enforcement and collection notwithstanding the filing of a petition in bankruptcy.

8.   Miscellaneous.

     8.1. No Waiver, Remedies Cumulative. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

     8.2. Survival of Representations. All representations and warranties made herein shall survive the making of the Loans hereunder and the delivery of the Notes, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by the Bank to the Borrower, and until this Agreement is formally terminated in writing.

     8.3. Expenses. Whether or not the Loans herein provided for shall be made, the Borrower shall pay all reasonable costs and expenses in connection with the preparation, execution, delivery, amendment and enforcement of this Agreement and any Loan Document, including the reasonable fees and disbursements of counsel for the Bank in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral.
If the Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or the Borrower's or Bank's interests therein, the Bank may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents.

In addition, the Borrower agrees to pay and save the Bank harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of the Bank or the Borrower with respect to the applicability of such tax. The provisions of this section shall survive payment in full of the Loans and termination of this Agreement.

     8.4. Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

     The Bank:      First Union National Bank of Florida
                    77 East Camino Real, 2nd Floor
                    Boca Raton, Florida 33432
                    Attention: Linda K. Scheltens, Vice President

     The Borrower:  nSTOR Corporation, Inc.
                    100 Century Boulevard
                    West Palm Beach, Florida 33417
                    Attention: Mark F. Levy, President

     with a copy of such notice to be served simultaneously upon:

                    nSTOR Corporation, Inc.
                    450 Technology Park
                    Lake Mary, FL 32746
                    Attention: R. Daniel Smith

When any notice is faxed, a "hard coy" thereof must also be mailed as provided herein, but the notice shall be complete from the time shown on the fax.

     8.5. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the laws of said state except insofar as the laws of another jurisdiction may govern the perfection, priority and enforcement of security interests in Collateral located in another jurisdiction.

     8.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, that the Borrower may not assign any of its rights hereunder without the prior written consent of the Bank, and any such assignment made without such consent will be void.

     8.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

     8.8. No Usury. Notwithstanding anything contained in this Agreement, the Note, or in any other Loan Document to the contrary, in no event will interest or other charges deemed to be interest be chargeable against the Borrower if such amount (combined with any other amounts considered to be in the nature of interest) would exceed the maximum amount permitted by law from time to time while any of the Indebtedness is outstanding, and in the event any amount in excess of the lawful maximum is charged or collected by the Bank or paid by the Borrower, the Borrower shall be entitled to the reimbursement of such excess together with interest thereon at the highest lawful rate at the time of such overcharge.

     8.9. Powers. All powers of attorney granted to the Bank are coupled with an interest and are irrevocable.

     8.10. Approvals. If this Agreement calls for the approval or consent of the Bank, such approval or consent may be given or withheld in the discretion of the Bank unless otherwise specified herein.

     8.11.     Jurisdiction, Service of Process.

          (a) Any suit, action or proceeding against the Borrower with respect to this Agreement, the Collateral or any Loan Document or any judgment entered by any court in respect thereof may be brought in the courts of Palm Beach County, Florida or in the U.S. District Court for the Southern District of Florida as the Bank (in its sole discretion) may elect, and the Borrower hereby accepts the nonexclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. Service of process in any such case may be had against the Borrower by delivery in accordance with the notice provisions herein or as otherwise permitted by law, and the Borrower agrees that such service shall be valid in all respects for establishing personal jurisdiction over it.
          (b) In addition, the Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Loan Documents, the Collateral or any Judgment entered by any court in respect thereof brought in Palm Beach County, Florida or the U. S. District Court for the Southern District of Florida, as selected by the Bank, and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Palm Beach County, Florida or in such District Court has been brought in an inconvenient forum.

     8.12. Multiple Borrowers. If more than one Person is named herein as the Borrower, all obligations, representations and covenants herein and in other Loan Documents to which the Borrower is a party shall be joint and several.

     8.13. Other Provisions. Any other or additional terms and conditions set forth in Exhibit 8.13 (if any) are hereby incorporated herein.

     8.14. Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS

(WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.


IN WITNESS WHEREOF,   the parties hereto have caused this Agreement to be duly
executed as of the day and year first above written.


               BANK:

               FIRST UNION NATIONAL BANK OF FLORIDA,
               a national banking association

                    /s/ Steven J. Whittingslow
               By:___________________________________

               Steven J. Whittingslow, Vice President



               BORROWER:

               nSTOR CORPORATION, INC.
               a Delaware corporation

                    /s/ R. Daniel Smith
               By:__________________________________
                       R. Daniel Smith, President

                  CONSENT AND AGREEMENT OF GUARANTOR


            THE UNDERSIGNED, being the owner and holder of all of the voting Stock of the Borrower and the Guarantor named in this Agreement, does hereby acknowledge the execution and delivery of this Agreement by the Bank and the Borrower, consent to this Agreement and agree to abide by and perform all of the terms, covenants and conditions of this Agreement upon a Guarantor's part to be performed, including, but without limiting the generality of the foregoing, acknowledgment and ratification of all of the representations and warranties set forth in Article 2 hereof, delivery of all of the financial information set forth in Section 5.6 hereof and the submission to the jurisdiction and service of process provisions of Section 8.11 hereof.

WAIVER OF JURY TRIAL.   GUARANTOR AND BANK KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES THE RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION THEREWITH, OR IN THE COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF SUCH PARTY.

            GUARANTOR:

            nSTOR TECHNOLOGIES, INC., a Delaware
            corporation

                 /s/ R. Daniel Smith
            By:________________________________
            R. Daniel Smith, Vice President

STATE OF NORTH CAROLINA)
                       ) SS:
COUNTY OF MECKLENBURG  )

   I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by STEVEN J. WHITTINGSLOW, the Vice President of FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association freely and voluntarily under authority duly vested in him by said association and that the seal affixed thereto is the true corporate seal of said association. He is personally known to me or who has produced his driver's licence as identification.

   WITNESS my hand and official seal in the County and State last aforesaid this 29th day of May, 1997.

          /s/ Frances M. Thackston
              Notary Public

       FRANCES M. THACKSTON
   _______________________________________________
   Typed, printed or stamped name of Notary Public


My Commission Expires:   9/29/2001





STATE OF NORTH CAROLINA)
                       ) SS:
COUNTY OF MECKLENBURG  )

   I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by R. DANIEL SMITH, the President of nSTOR CORPORATION, INC., a Delaware corporation, freely and voluntarily under authority duly vested in him by said corporation and that the seal affixed thereto is the true corporate seal of said corporation. He is
personally known to me or who has produced   his driver's licence
                    as identification.

   WITNESS my hand and official seal in the County and State last aforesaid this 29th day of May, 1997.

         /s/ Frances M. Thackston
         Notary Public

          FRANCES M. THACKSTON
   Typed, printed or stamped name of Notary Public

My Commission Expires:   9/29/2001

STATE OF NORTH CAROLINA)
                       ) SS:
COUNTY OF MECKLENBURG  )

   I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by R. DANIEL SMITH, the Vice President of nSTOR TECHNOLOGIES, INC., a Delaware corporation, freely and voluntarily under authority duly vested in him by said corporation and that the seal affixed thereto is the true corporate seal of said corporation. He is
personally known to me or who has produced    his driver's licence    as
identification.

   WITNESS my hand and official seal in the County and State last aforesaid this 29th day of May, 1997.


        /s/  Frances M. Thackston
        Notary Public

           FRANCES M. THACKSTON
   Typed, printed or stamped name of Notary Public

My Commission Expires:   9/29/2001

             SCHEDULE OF EXHIBITS

             (If any exhibit is omitted, the information called for therein shall be considered "None" or "Not Applicable")


EXHIBIT    SECTION REFERENCE          TITLE

1.1A     1.1   ("Collateral")                    Additional Collateral
1.1B     1.1   ("Eligible Accounts")             Ineligible Accounts
1.1C     1.1   ("Permitted Debt")                Permitted Debt
1.1D     1.1   ("Permitted Liens")               Permitted Liens
2.3      2.3   ("Financial Condition")           Contingent Liabilities
2.4      2.4   ("Litigation")                    Litigation
2.9      2.9   ("Location")                      Offices of Borrower
2.17     2.17  ("Subsidiaries")                  List of Subsidiaries
3.2      3.2   ("Limitations on Advances")       Reductions to Borrowing Base
3.3      3.3   ("Notice & Manner of Borrowing")  Form of Advance Request
5.10     5.10  ("Dividends")                     Permitted Dividends &
                                                    Distributions
5.26     5.26  ("Other Covenants")               Other Additional Covenants

                  EXHIBIT 1.1A

             ADDITIONAL COLLATERAL


The following shall be additional collateral:

[Describe fully listing a complete description, location, value, basis of valuation, indication of security document (ex: UCC-1, mortgage, assignment, etc.) and other liens, if appropriate.]


                  NONE.

                  EXHIBIT 1.1B

             ADDITIONAL INELIGIBLE ACCOUNTS



The following shall be additional ineligible accounts:


                       NONE

                  EXHIBIT 1.1C

                  PERMITTED DEBT



The following shall be additional Permitted Debt:

1. $200,000 Promissory Note payable to Norbet Witt.

2. Convertible Note payable to Prudential, as described in the 10K statement provided by Borrower to Bank.

3. Accounts payable in the ordinary course of business.

4. $135,000 payable to Intelligent Manufacturing Systems, Inc.

                                  EXHIBIT 1.1D

                                 PERMITTED LIENS


The following shall be additional Permitted Liens:


                     NONE

                  EXHIBIT 2.3

                 CONTINGENT LIABILITIES


The following are contingent liabilities of the Borrower, Subsidiaries and/or
Guarantors:

1. Sums due by Borrower to Seagate payable in connection with a Royalty Agreement described in the 10K statement provided by Borrower to Bank.

                  EXHIBIT 2.4

                 LITIGATION

                  KIEFFER AND HAHN
                  111 Broadway
                  New York, NY  10000


                            April 16, 1997
via facsimile
BDO Seidman, LLP
201 S. Orange Avenue, Suite 950
Orlando, Florida 32801

        Re: nStor Technologies, Inc, ("Company")

Dear Sirs:

   By letter dated February 21, 1997, our above client has requested that we provide you with certain information and confirmations, as follows:

   (A) Pending and threatened litigation. The only pending or threatened litigations we are aware of which may represent contingent liability to the Company are:

(1) Shapiro v. IMNET Corporation, et als. NJ Superior Court, Bergen County. #L-2808-95, in which plaintiff sued the Company and a subsidiary on a $175,000 11% Subordinated Promissory Note dated 5/6/88 and on a $151,900 9% Subordinated Promissory Note dated 12/15/88. In October, 1996, pursuant to Stipulation, the case was settled and dismissed with prejudice. In settlement the Company paid $75,000 to plaintiff and the parties exchanged general releases.

(2) Ehrenhaus v. Wise, et als. NY Supreme, Nassau County, #17544/96, in which the plaintiffs have sued the Company and another seeking to prevert closing of the transaction with nStor and seeking damages in the amount of $3,300,000 (plus punitive damages of $7,500,000), on the allegation that the Company interfered with the contractual relationship between the plaintiffs and nStor. The relief seeking to prevent the closing has been mooted. The balance of the case is in discovery.
       We believe that the Company has good defenses to this claim, that the nStor transaction will not be rescinded, and that the Company will not incur any material monetary liability.

(3) The Nais Corporation v. Smith, et als. NY Supreme Court, Nassau County, #21857/96, which is a comparison case to the Ehrenhaus case described above, and makes similar allegations against a subsidiary of the Company and others. Plaintiff's seek damages of $50,000,000 (and punitive damages of $100,000,000) for alleged breach of contract. The case is in discovery. We believe that the Company's subsidiary has good defenses to this claim, and that it will not incur any material monetary liability.

   (B) Unasserted claims and assessments. We make no comment with respect to unasserted claims or assessments as none are stated in the Company's letters. We are not aware of any such claims or assessments.

   (c) Confirmation regarding future disclosure. The information set forth herein is as of the date of this letter.

   This response is limited by, and in accordance with, the American Bar Association (ABA) Statement of Policy Regarding Lawyers' Responses to Auditors' Request for Information (December 1975); without limiting the generality of the foregoing, the limitations set forth in such Statement on the scope and use of this response (Paragraphs 2 and 7) are specifically incorporated herein by reference, and any description herein of any "loss contingencies" is qualified in its entirety by Paragraph 5 of the Statement and the accompanying commentary (which is an integral part of the Statement). Consistent with the last sentence of paragraph 6 of the ABA Statement of Policy and pursuant to the Company's request, this will confirm as correct the Company's understanding as set forth in its request to us that whenever, in the course of performing legal services for the Company, with respect to a matter recognized to involve an unasserted possible claim or assessment that may call for financial statement disclosure, we have formed a professional conclusion that the Company must disclose or consider disclosure concerning such possible claim or assessment, we, as a matter of professional responsibility to the Company will so advise thee Company concerning the question of such disclosures and the applicable requirements of Statement of Financial Accounting Standards No.5.

   (D) Fees and expenses. At present all of our bills for fees and expenses have been paid, and our unbilled charges are approximately $5,000 for the period from October 1, 1996, through December 31, 1996, for which a bill has not yet been rendered.

             Sincerely,

             KIEFFER AND HAHN

                 /s/  Michael C. Devine
             By:__________________________________

                  EXHIBIT 2.9

                  OFFICES OF BORROWER


List any offices of Borrower or Subsidiary not listed in Section 8.4.


NAME                 LOCATION                 TYPE OF FACILITY

nSTOR CORPORATION,   450 Technology Park      Offices
INC.                 Lake Mary, FL 32746

nSTOR CORPORATION,   155 Technology Park      Storage
INC.                 Lake Mary, FL 32746

                          EXHIBIT 2.17

                    LIST OF SUBSIDIARIES OF GUARANTOR


NAME OF SUBSIDIARY                       LOCATION

IMGE DISTRIBUTION, INC.           100 Century Boulevard
                                  West Palm Beach, FL 33417

IMGE MARKETING, INC.              100 Century Boulevard
                                  West Palm Beach, FL 33417

IMGE R & D, INC.                  100 Century Boulevard
                                  West Palm Beach, FL 33417


The above Subsidiaries are all inactive, have no income, expenses or indebtedness and are not engaged in business activity.

                              EXHIBIT 3.2

                        REDUCTIONS TO BORROWING BASE


The Borrowing Base shall be further reduced by the following:


Bank may, in its sole and absolute discretion, refuse to advance funds upon Eligible Inventory as provided in Section 3.2(b)(i)(B), and in such event, the amount of Eligible Inventory or any portion thereof (which the Bank refuses to count as part of the Borrowing Base) shall not be included in the Borrowing Base and the Borrowing Base shall be reduced accordingly.

                              EXHIBIT 3.3


                     FIRST UNION NATIONAL BANK
                    BORROWING BASE CERTIFICATE


Borrower's Name:       nStor Corporation, Inc.    Exhibit:
Invoice Number __________________________through _______________________
Credit Memo Number(s) ___________________through _______________________

In consideration of your continuing to make available to the undersigned certain credit accommodations, we certify that the following figures accurately represent the entire amount of accounts receivable owing to the undersigned and inventory of the undersigned; and that such amounts continue to be pledged to you as collateral to al lowing by this company to you under Agreement dated ____________, free and clear of all lines and encumbrances except in your favor.

Previous Request as of date ______________ This Requeest as of date
____________

1. CERTIFIED ACCOUNTS RECEIVABLE

A. Balance of A/R from previous report (line 1e)                 $____________
B. Plus:  Billings                                +____________
C. Less: Collections                              -____________
D. Less: Non-cash credit to A/R (cr memo)         -____________
E. Total Certified A/R (1a+1b-1c-1d)                             $4,862,627.43

2. NET A/R ELIGIBILITY: Ineligible Accounts Receivable

A. A/R Over 90 Days                               $  910,768.32
B. Affiliate A/R                                  $     -0-
C. Contras                                        $     -0-
D. Cross-Age 25%                                  $  251,802.60
E. Non-insured Foreign A/R over $500,000          $  241,872.66
F. U.S. Government A/R                            $   32.530.26
G. Concentration Cap 10% on all accounts except
     for specified accounts                                      $    -0-
H. Concentration Cap 30% on the top five
     credit customers                                            $    -0-
I. Other Ineligibles (per loan agreement)         $____________
J. Total Ineligibles      (2a through 2I)                        $1,436,973.84
K. Net Eligiblee Accouonts Receivable  (1e-2j)                   $3,425,653.59

3. BORROWING BASE:

A. 75% OF ELIGIBLE A/R     (LINE 2k)              $2,569,240.19
B. LOAN LIMIT                                                    $7,000,000.00

4. TRANSACTION SUMMARY:

A. Loan: Collections on account                                  $____________
B. LESS: Collections on account                  -_____________
C. PLus: Amount of new advances                  +_____________
D. New Outstanding Loan Balance (4a-eb+4c)                       $____________
E. LESS: Outstanding Letters off Credit (Sublimit $50,000)       $____________
F. Additional advance availability (lesser of 3a or 3b)-4d-4e)   $____________


Authorized by:  /s/ Steven Kaplan    VP-Finance          Date:   5/28/97

                               EXHIBIT 5.10

                            PERMITTED DIVIDENDS


Describe conditions under which dividends are permitted and specify any limits on such permitted dividends:

                                   NONE

                                EXHIBIT 5.26

                               OTHER COVENANTS



     5.26 Financial Covenants. At all times, Borrower (and, where explicitly indicated below, Guarantor) shall be in compliance with the following financial covenants on a consolidated basis:

           (a) Working Capital. Borrower and Guarantor shall at all times maintain Consolidated Working Capital of at least FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00). "Consolidated Working Capital" shall mean the excess of the consolidated current assets of Borrower and Guarantor over the consolidated current liabilities of Borrower and Guarantor, as determined by GAAP.

           (b) Tangible Net Worth. Borrower and Guarantor shall at all times maintain a Consolidated Tangible New Worth of at least SIX MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($6,500,000.00).

           (c) Times Interest Earned Ratio. Borrower shall maintain at all times a Times Interest Earned Ratio of at least 1.75:1.0.

           (d) Debt to Tangible Net Worth Plus Subordinated Debt Ratio. Borrower's Debt to Tangible Net Worth plus Subordinated Debt ratio shall not exceed 1.0:1.0 at any time during the Loan Term.

           (e) Borrower's Annual Cash Flow (as determined by GAAP) available to repay Debt shall at all times during the Loan Term be equal to (and never less than) the principal balance of total Debt divided by 5.

     5.27 Fixed Assets. Borrower shall not, during any fiscal year, expend on gross fixed assets (including gross leases to be capitalized under GAAP and leasehold improvements) an amount exceeding FIVE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($550,000.00), in the aggregate.

     5.28 Leases. Borrower shall not incur, create or assume any direct or indirect liability for the payment of rent or otherwise, under any lease or rental arrangement (excluding capitalized leases) if payments to be made by Borrower during any twelve (12) month period is increased by TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) in the aggregate without the prior written consent of the Bank.

     5.29 Change in Fiscal Year. Neither Borrower nor Guarantor shall change its fiscal year without the prior written consent of Bank.

     5.30 Reports and Proxies. Borrower and Guarantor shall deliver to Bank, promptly, a copy of all financial statements, reports, notices and proxy statements sent by Borrower and Guarantor to their respective stockholders, and all regular or periodic reports required to be filed by Borrower with any governmental agency or authority.

     5.31 Change of Control. Shall not make a material change of stock ownership that effectively changes control of Borrower.

     5.32 Encumbrances. Borrower shall not create, assume or permit to exist any mortgage, security deed, deed of trust, pledge, Lien, charge or other encumbrance on any of its assets, whether now owned or hereafter acquired, other than: (a) security interests required by Bank in the Loan Documents; (b) Liens for taxes contested in good faith; (c) Liens accruing by law (but not then payable) for employee benefits; or (d) Permitted Liens.

     5.33 Prepayment of Long Term or Subordinated Debt. Shall not retire any long-term or Subordinated Debt entered into prior to the Closing at a date in advance of Borrower's legal obligation to do so, excepting that (a) certain advance from Mr. Norb Witt in the amount of TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) may be prepaid in advance; and (b) anything herein contained to the contrary, Borrower may pay its Subordinated Debt to nSTOR Technologies, Inc. so long as (i) there is no Default under any of the Loan Documents; and (ii) such payment upon a pro forma basis does not cause or constitute a violation of any other affirmative or negative covenant set forth in this Agreement or any other Loan Document.

     5.34 Retire or Repurchase Capital Stock. Shall not retire or otherwise acquire any of Borrower's capital stock. Borrower shall not create or issue any additional voting stock.

     5.35 Deposit Relationship. Borrower shall maintain its primary depository account and cash management accounts with the Bank.

     5.36 Guarantees. Borrower and Guarantor (individually or together) shall not guaranty or otherwise become responsible for the Debt or obligations of any other Person, excepting (a) for the endorsement of negotiable instruments by Borrower in the ordinary course of business for collection as may be approved in writing by Bank in its sole discretion; and (b) that the Guarantor may guaranty the Permitted Debt of the Borrower.

                                     DEMAND
                                 PROMISSORY NOTE

$7,000,000.00                              Charlotte, North Carolina
                                           As of May 29, 1997

   ON DEMAND FOR VALUE RECEIVED, nSTOR CORPORATION, INC., a Delaware corporation, with an office and place of business at 100 Century Boulevard, West Palm Beach, FL 33417 (herein called the "Borrower"), promises to pay to the order of FIRST UNION NATIONAL BANK OF FLORIDA, a national banking association (herein called the "Bank"), the principal amount of SEVEN MILLION AND 00/100 DOLLARS ($7,000,000.00) and interest thereon, pursuant to that certain Revolving Credit and Security Agreement of even date herewith (the "Agreement"), between Borrower and Bank. Capitalized terms used in this Note without other definition shall have the respective meanings specified in the Agreement.

   The unpaid principal amount of this Note from time to time outstanding shall bear interest from the date hereof until paid in full at the rates determined in accordance with the terms, covenants and provisions of the Agreement.

   Throughout the term of this Note (a) each change in the interest rate shall be effective as of the date upon which the LIBOR-Based Rate is changed in accordance with the Agreement; (b) interest shall be computed upon a daily basis, based upon a three hundred sixty (360) day year and be paid upon the actual number of days upon which the principal balance remains outstanding from time to time; and (c) determination of the interest rate shall be made by the Bank and shall be conclusive, absent manifest error.

   The Note shall be repaid as follows:

        During the Loan Term, as defined in the Agreement, Borrower shall pay to the Bank consecutive monthly payments of interest only at the LIBOR-Based Rate and/or the Fixed Interest Rate as may be selected by the Borrower from time to time pursuant to the Agreement upon all principal sums from time to time advanced and outstanding under the Loan, each of which will be due upon the first day of each month. The entire unpaid principal balance of the Loan, together with all interest, costs, charges, fees and other expenses then due and owing to the Bank shall be due and payable upon the Loan Maturity Date.

   Except as otherwise provided in the Agreement, this Note may be prepaid at any time without premium or fee, but any prepayments shall be applied to monthly installments of principal and interest in the inverse order of their maturity.

   If default be made in the payment of any monthly installment of interest or any final payment at maturity under this Note or if the Borrower violates any of the terms or breaches any of the conditions of the Agreement or any other Loan Document and any such default or breach continues beyond any applicable period of grace, the entire principal sum and accrued interest shall become due and payable at the option of the Bank. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. Upon any such default and the expiration of any applicable period of grace or upon maturity, the principal of the Note and any part thereof, and accrued unpaid interest, if any, shall bear interest at the highest rate permitted by law, or, if no such rate shall then be designated, at a rate equal to eighteen percent (18%) per annum until paid (the "Default Rate"). The undersigned agrees to pay a late charge equal to five percent (5%) of each payment of principal and/or interest which is not paid within ten (10) days of the date on which it is due, with the exception that such late charge shall not be applicable upon any acceleration of the balance of the sums evidenced by this Note upon Default by the Borrower or otherwise, or upon the maturity of this Note.

   THE FOREGOING ENUMERATION OF DEFAULTS AND EVENTS OF DEFAULT
NOTWITHSTANDING, NOTHING HEREIN SHALL BE DEEMED TO LIMIT, RESTRICT, IMPAIR OR DIMINISH THE ABSOLUTE RIGHT OF THE BANK TO DEMAND PAYMENT OF THE LOAN EVIDENCED BY THIS NOTE IN FULL AT ANY TIME, WITHOUT CAUSE.

   All payments of principal and interest on this Note shall be payable in lawful currency of the United States of America at the Bank's office at First Union National Bank, 77 East Camino Real, Boca Raton, FL 33432 in immediately available funds.

   This Note is the "Note" defined in the Agreement and evidences certain indebtedness incurred under, and is subject to the terms, covenants, conditions and provisions of the Agreement, to which reference is hereby made for a statement of said terms, covenants, conditions and provisions.

   In addition to and not in limitation of the foregoing and the provisions of the Agreement, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonable attorneys' fees, costs and expenses, incurred by the Bank or any other holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise. Such expenses also shall include, without limitation, all reasonable attorneys' fees, cost and expenses of investigation (including, without limitation, expenses incurred in connection with appellate proceedings) and in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings involving the Borrower which affect the exercise by the Bank or any other holder of this Note of its rights hereunder or under the Agreement. Such expenses shall bear interest at the Default Rate.

   Borrower and all sureties, endorsers and guarantors of this Note hereby
(a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note; (b) agree to the addition or release of any party or person primarily or secondarily liable hereon; (c) agree that Bank shall not be required first to institute any suit or to exhaust its remedies against Borrower or any other person or party to become liable hereunder in order to enforce payment of this Note; (d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration to any of the foregoing (except upon the express written release by Bank of any such person) and they shall be and remain jointly and severally, directly and primarily, liable for all sums due under this Note, the Agreement or any of the other Loan Documents.

   Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates. If a Default (defined herein) occurs, Bank is authorized to exercise its right of set-off or to foreclose its lien against any agreement or account of any nature or maturity of Borrower without notice.

   Anything contained herein to the contrary notwithstanding, if for any reason the effective rate of interest on this Note should exceed the maximum lawful rate, the effective rate shall be deemed reduced to and shall be such maximum lawful rate, and any such sums of interest which have been collected in excess of such maximum lawful rate shall be applied as a credit against the unpaid balance due hereunder.

   The provisions of this Note may from time to time be amended, modified or waived only by written agreement executed by Borrower and Bank.

   This Note is made under and governed by the laws of the State of Florida, without regard to conflict of laws or principles.

   WAIVER OF JURY TRIAL. BORROWER AND BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK'S ACCEPTING THIS NOTE FROM BORROWER.

                                      BORROWER:

                                      nSTOR CORPORATION, INC.
                                      a Delaware corporation

                                      By: /S/ R. Daniel Smith
                                    R. Daniel Smith, President

STATE OF NORTH CAROLINA         )
                                ) SS:
COUNTY OF MECKLENBURG           )

   I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to take acknowledgments, the foregoing instrument was acknowledged before me by R. DANIEL SMITH, the President of nSTOR CORPORATION, INC., a Delaware corporation, freely and voluntarily under authority duly vested in him by said corporation and that the seal affixed thereto is the true corporate seal of said corporation. He is personally known to me or who has produced his driver's license as identification.

   WITNESS my hand and official seal in the County and State last aforesaid this 29 day of May, 1997.

                                      /s/ Frances M. Thackston
                                      Notary Public

                                   Frances M. Thackston
                                Typed, printed or stamped name
                                  of Notary Public
My Commission Expires:
9-29-2001